FORM 5

[ ] Check box if no longer subject in Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

Form 3 Holdings Reported
Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

SIMON                          MICHELLE
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(Last)                        (First)                     (Middle)


                             760 N.W. 107TH AVENUE
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                              (Street)


MIAMI                           FL                        33172
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(City)                        (State)                     (Zip)
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2. Issuer Name and Ticker or Trading Symbol


                         LNR PROPERTY CORPORATION / LNR
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Year  NOVEMBER 1998
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5. If Amendment, Date of Original     (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

[ ]   Director                         [ ]   10% Owner
[X]   Officer (give title below)       [ ]   Other (specify below)

                                    SECRETARY
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7. Individual or Joint/Group Reporting
   check applicable line

_____ Form Filed by One Reporting Person

_____ Form Filed by More than One Reporting Person
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
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                                            5. Amount of Securities 6. Ownership     7. Nature of
                                                                               Beneficially Owned      Form:            Indirect
1. Title of   2. Transaction     3. Transaction 4. Securities Acquired (A)     at End of Issuer's      Direct (D) or    Beneficial
   Security      Date               Code           or Disposed of (D)          Fiscal Year             Indirect (I)     Ownership
   (Instr. 3)    (Month/Day/Year)   (Instr. 8)     (Instr. 3, 4, and 5)        (Instr. 3 and 4)        (Instr. 4)       (Instr. 4)
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                                                    Amount   (A) or    Price
                                                             (D)
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COMMON STOCK           N/A            N/A                                              500                D
COMMON STOCK        03/31/98           J             5        A       23.625            36                I            BY ESOP Trust
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
* If the form is filed by more than one reporting person, see instruction 4(b)(v).

TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                                        5. Number of Derivative
                                                                                                           Securities Acquired (A)
1. Title of Derivative   2. Conversion or Exercise         3. Transaction Date     4. Transaction          or Disposed of (D)
   Security (Instr. 3)      Price of Derivative Security      (Month/Day/Year)        Code (Instr. 8)      (Instr. 3, 4, and 5)
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                                                                                                                (A)   (D)
                                                                                           Code / V
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COMMON STOCK OPTIONS           24.8125                              N/A                       N/A               N/A    N/A

TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED--(CONTINUED)
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                             10. Ownership of
                           7. Title and                                                          Derivative           11. Nature of
                              Amount of            8. Price of    9. Number of                   Security:                Indirect
6. Date Exercisable           Underlying              Derivative     Derivative Securities       Direct (D) or            Beneficial
   and Expiration Date        Securities              Security       Beneficially Owned at       Indirect (I)             Ownership
   (Month/Day/Year)           (Instr. 3 and 4)        (Instr. 5)     End of Year (Instr. 4)      (Instr. 4)               (Instr. 4)
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                                             Amount
   Date      Expiration                     or Number
Exercisable     Date        Title           of Shares
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10/31/98    10/31/02     COMMON STOCK OPTIONS  10,000    24.8125        10,000                          D
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

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/
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** Signature of Reporting Person                    Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.